EXHIBIT 3.1

                                 Law Offices of
                             CHAPMAN AND CUTLER LLP
              111 West Monroe Street, Chicago, Illinois  60603-4080
                            Telephone (312) 845-3000
                            Facsimile (312) 701-2361
                                   chapman.com
Theodore S. Chapman                                      San Francisco
1877-1943
Henry E. Cutler                                          595 Market Street
1879-1959                                                San Francisco, CA 94105
                                                         (415) 541-0500

                                                         Salt Lake City

                                                         201 South Main Street
                                                         Salt Lake City,
                                                           Utah 84111
                                                         (801) 533-0066

                               September 18, 2008


Advisors Asset Management, Inc.
18925 Base Camp Road
Monument, Colorado  80132


     Re:                  Advisors Disciplined Trust 282

Ladies and Gentlemen:

     We have served as counsel for Advisors Disciplined Trust 282 (the "Fund"), in connection with the preparation, execution and delivery of a trust agreement dated September 18, 2008 (the "Indenture") among Advisors Asset Management, Inc., as depositor, supervisor and evaluator (the "Depositor") and The Bank of New York Mellon, as trustee (the "Trustee"), pursuant to which the Depositor has delivered to and deposited the securities listed in the schedule to the Indenture with the Trustee and pursuant to which the Trustee has provided to or on the order of the Depositor documentation evidencing ownership of units (the "Units") of fractional undivided interest in and ownership of the trust of the Fund (the "Trust"), created under said Indenture.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

          1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the Units in the Fund have been duly authorized; and

          2. The certificates evidencing the Units in the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of such Fund and the Depositor in accordance with the terms thereof and such Units, when issued and delivered in accordance with the Indenture against payment of the consideration set forth in the Trust prospectus, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement (File No. 333-152787) relating to the Units referred to above and to the use of our name and to the reference to our firm in said registration statement and in the related prospectus.

                                Very truly yours,



                                CHAPMAN AND CUTLER LLP

MJK/tdz